SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             HI-LO AUTOMOTIVE, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                         [HI-LO AUTOMOTIVE, INC. LOGO]

                            HI-LO AUTOMOTIVE, INC.
                              2575 West Bellfort
                             Houston, Texas 77054

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 20, 1997

Dear Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Hi-Lo Automotive, Inc. on Tuesday, May 20, 1997. The meeting will be held at the Sheraton Astrodome Hotel, 8686 Kirby Drive, Houston, Texas 77054, 9:00 a.m., Houston time.

    As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:

1. To elect six directors to hold office until the next Annual Meeting of Stockholders of the Company, or until their successors have been elected and qualified.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 25, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.


                                          By Order of the Board of Directors


                                          /s/ K. Grant Hutchins
                                              K. Grant Hutchins
                                              Vice President and Secretary

Houston, Texas
April 8, 1997

   IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                            HI-LO AUTOMOTIVE, INC.
                              2575 WEST BELLFORT
                             HOUSTON, TEXAS 77054

            PROXY STATEMENT FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 20, 1997


   This Proxy Statement and the accompanying proxy card are furnished to the stockholders of Hi-Lo Automotive, Inc., a Delaware corporation (the "Company" or "Hi/LO"), IN CONNECTION WITH THE SOLICITATION BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY OF PROXIES FOR USE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY to be held on Tuesday, May 20, 1997 (the "Annual Meeting"), at 9:00 a.m., Houston time, at the Sheraton Astrodome Hotel, 8686 Kirby Drive, Houston, Texas, and at any adjournment thereof. This Proxy Statement and the accompanying proxy card are being first mailed to stockholders on or about April 8, 1997.

   The execution and return of the enclosed proxy will not in any way affect a stockholder's right to attend the Annual Meeting. Furthermore, a stockholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or (b) by appearing and voting in person at the Annual Meeting. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted FOR the election of the six nominees listed below to the Board of Directors of the Company.

   On March 25, 1997, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 10,775,109 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. The Common Stock is the only class of voting securities outstanding. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information concerning each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock.


                                                    SHARES OWNED
                                                    BENEFICIALLY
                                                   ----------------
                 NAME                              NUMBER   PERCENT
                 ----                              -------- -------
            Franklin Advisory Services, Inc.(1).. 1,067,700    9.9
            Hwang Family Ltd. Partnership(2)..... 1,051,950    9.8
            Dimensional Fund Advisors Inc.(3)....   702,156    6.5

---------------
(1)The information is based on a Schedule 13G, dated February 12, 1997, filed with the Securities and Exchange Commission by Franklin Resources, Inc. ("Franklin"), Franklin Advisory Services, Inc. ("Franklin Advisory"), and two principal shareholders of Franklin. The shares are beneficially owned by one or more open or closed-end investment companies or managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin. Franklin Advisory has sole voting and dispositive power with respect to all such shares. The address of Franklin is 777 Mariners Island Blvd., San Mateo, CA 94404.

(2)The information is based on Amendment No. 3 to a Schedule 13D, dated January 27, 1997, filed with the Securities and Exchange Commission by Hwang Family Ltd. Partnership whose address is 2432 Keyhole Dr., Irving, TX 75062.

(3)The information is based on a Schedule 13G dated February 5, 1997, filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, which is deemed to have beneficial ownership of all of such shares as of December 31, 1996. All of such shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional, which has sole voting power with respect to 478,200 of such shares and sole dispositive power with respect to all of such shares, disclaims beneficial ownership of all such shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

                             ELECTION OF DIRECTORS

   Pursuant to the Company's bylaws, the Board of Directors currently consists of six members. Six directors will be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. Directors will be elected by the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law, the Company's Certificate of Incorporation and bylaws, abstentions have the same legal effect as a vote against a particular director, but broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote in favor of the persons listed below. Each of the nominees is now a director of the Company and was nominated by the Nominating Committee of the Board of Directors. Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Nominating Committee of the Board of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW.

   Set forth below is the name and certain information regarding each of the Nominating Committee's six nominees for election as a director:

   RICHARD C. ADKERSON, 50, has been a director of the Company since July 1993. He is Executive Vice President, since August 1995, and Chief Financial Officer, since December 1994, of Freeport-McMoRan Copper & Gold Inc., a publicly owned company engaged in mineral exploration and mining, having previously served as Senior Vice President since February 1994. Since August 1995, he has also served in the positions of Vice Chairman and a member of the Board of Directors of Freeport-McMoRan Inc. ("Freeport-McMoRan"), a publicly owned natural resource company. Previously, he was Senior Vice President and Chief Financial Officer of Freeport-McMoRan, having held this position since May 1993. He joined Freeport-McMoRan as a Vice President in April 1989. In addition, since its creation in May 1993, he has served as Chairman of the Board and since August 1995, Chief Executive Officer of FM Properties Inc., a publicly owned company engaged in the development and operation of real estate properties in Texas. Since its creation in April 1994, he has served as Co-Chairman of the Board and Chief Executive Officer of McMoRan Oil & Gas Co., a publicly owned company engaged in oil and gas exploration.

   RICHARD Q. ARMSTRONG, 61, has been a director of the Company since July 1991. He is the principal of RQA Enterprises, an independent marketing consulting firm. From October 1993 to March 1995, Mr. Armstrong served as Chairman and Chief Executive Officer of Adirondack Beverages, a leading independent soft drink manufacturer and distributor in the northeastern United States. From December 1992 to October 1993, he was a principal of The New England Consulting Group, a management consulting firm. From April 1991 to December 1992, he was principal of RQA Enterprises. Mr. Armstrong is also a director or trustee of six investment companies for which PaineWebber Incorporated, or its wholly owned subsidiary, Mitchell Hutchins Asset Management, Inc., serves as investment advisor.

   CHARLES P. DURKIN, JR., 58, has been a director of the Company since January 1988. Mr. Durkin is a Managing Director of Dillon, Read & Co. Inc., an investment banking firm, where he has been employed since 1966. Mr. Durkin is a director of Viking Office Products, Inc. and CapMAC Holdings Inc.

   E. JAMES LOWREY, 69, has been a director of the Company since February 1995. He retired as Executive Vice President-Finance and Administration and as a director of SYSCO Corporation on December 31, 1993. He was an executive officer of SYSCO Corporation, which is engaged in the marketing and distribution of food and related products, for over 20 years and served as a director for over 12 years. Mr. Lowrey is a Distinguished Tenure Director of SYSCO, which is a non-voting position. He is also a director of Riviana Foods Inc. and The Profit Recovery Group International, Inc.

   EDWARD T. STORY, JR., 53, has been a director of the Company since January 1988. Mr. Story has been President and Chief Executive Officer, since its formation in August 1991, of SOCO International, Inc., a majority-owned subsidiary of Snyder Oil Corporation, which is engaged in international oil and gas operations. Mr. Story is a director of Snyder Oil Corporation, First Banks America, Inc., and Hallwood Realty Corporation, general partner of Hallwood Realty MLP.

   T. MICHAEL YOUNG, 52, has been a director and the President and Chief Executive Officer since October 1987. In March 1992, he was elected to the additional position of Chairman of the Board. Mr. Young is a director of AllWaste, Inc.

                           DIRECTORS AND COMMITTEES

ATTENDANCE AND FEES

   The Company's Board of Directors held six meetings in 1996. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he served.

   All non-employee directors of the Company are entitled to receive an annual retainer of $12,000, paid quarterly in arrears, and are reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. Each committee chairman also receives an additional annual retainer of $500, and each director receives a $1,000 meeting fee for each Board meeting attended and a $300 meeting fee for each committee meeting attended. Directors also receive a $500 meeting fee for each Board meeting, and a $150 meeting fee for each committee meeting, held by telephonic communication. In addition, each non-employee director of the Company received a one-time initial grant of a non-qualified option to purchase 5,000 shares of Common Stock pursuant to the Company's 1990 Stock Option Plan and receives annual non-qualified options under the 1990 Stock Option Plan. The annual options, granted on the date of each annual meeting of stockholders, are for a number of shares of the Company's Common Stock determined by dividing 1.5 times the director's annual retainer by the fair market value of the Common Stock on the date of option grant, and rounding upward to the nearest 50 shares, with the option exercise price being equal to that fair market value.

   The table below sets forth the compensation received by each non-employee director for service as a director in 1996.

            NON-EMPLOYEE DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                  CASH COMPENSATION            STOCK OPTION GRANTS
                                             -----------------------------     ------------------
                                              ANNUAL             AGGREGATE
  NAME AND PRINCIPAL                         RETAINER  MEETING     CASH
       POSITION                               FEE($)   FEES($) COMPENSATION($) NUMBER OF SHARES(1)
                                              ------    -----    ------             -----
Richard C. Adkerson ......................    12,500    5,150    17,650             3,350
  Chairman, Audit Committee

Richard Q. Armstrong .....................    12,000    6,350    18,350             3,350
  Audit Committee
  Compensation Committee

Charles P. Durkin, Jr. (2) ...............     6,250    3,300     9,550                 0
  Chairman, Compensation Committee
  Nominating Committee

E. James Lowrey ..........................    12,000    6,050    18,050             3,350
  Audit Committee
  Nominating Committee

Edward T. Story, Jr ......................    12,500    5,000    17,500             3,350
  Chairman, Nominating Committee
  Compensation Committee

(1)Includes, with respect to Messrs. Adkerson, Armstrong, Lowrey and Story an annual option grant on May 14, 1996, at an exercise price of $5.4375. See Note (2) below for information regarding compensation to Mr. Durkin.

(2)In accordance with the policy of Dillon, Read & Co. Inc., until August 1996, Mr. Durkin received no cash compensation or stock options from the Company for his service as a director other than reimbursement of his expenses.

COMMITTEES

The Board of Directors has established the following standing committees:

      AUDIT COMMITTEE. The Audit Committee annually reviews and recommends to the full Board of Directors the firm to be engaged to audit the accounts of the Company and its subsidiaries. Additionally, the Audit Committee reviews with such independent auditors the plan and results of the auditing engagement and the scope and results of the Company's procedures for internal auditing, inquires as to the adequacy of internal accounting controls, and considers the independence of the auditors. During 1996, the Audit Committee held two meetings. The Audit Committee is currently comprised of three directors: Richard C. Adkerson (Chairman), Richard Q. Armstrong and E. James Lowrey.

      COMPENSATION COMMITTEE. The Compensation Committee's responsibility is to approve the compensation arrangements for senior management of the Company, including establishment of salaries and bonuses and other compensation for executive officers of the Company; approve any compensation plans in which officers and directors of the Company are eligible to participate, and administer such plans, including the granting of stock options or other benefits under any such plans; and review significant issues that relate to changes in benefit plans. The Compensation Committee held four meetings (including one by written consent) in 1996. The Compensation Committee is currently comprised of three directors: Charles P. Durkin, Jr. (Chairman), Richard Q. Armstrong, and Edward T. Story, Jr.

      NOMINATING COMMITTEE. The Nominating Committee recommends to the full Board of Directors nominees for election to the Board; makes recommendations regarding responsibilities, memberships and coordination of the committees of the Board; and recommends to the full Board a successor to the chief executive officer when a vacancy occurs. The Nominating Committee held two meetings in 1996. The Nominating Committee is currently comprised of three directors: Edward T. Story, Jr. (Chairman), Charles P. Durkin, Jr., and E. James Lowrey.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The table below sets forth the ownership of the Company's Common Stock, as of March 21, 1997, by (i) each of the Company's directors and nominees to become a director, (ii) each executive officer named in the Summary Compensation Table included under "Information About Executive Officers--Compensation of Executive Officers," and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.

                                               SHARES OWNED BENEFICIALLY
                         NAME                   NUMBER     PERCENT
                         ----                   -------    -------
           Richard C. Adkerson(1)..........      16,900       *
           Richard Q. Armstrong(1).........       8,600       *
           Charles P. Durkin, Jr...........      15,782       *
           E. James Lowrey(1)..............      18,500       *
           Edward T. Story, Jr.(1).........      15,100       *
           T. Michael Young(1)(2)..........     387,029     3.6
           Daniel T. Bucaro(1).............      14,984       *
           K. Grant Hutchins(1)............      67,623       *
           Conley P. Kyle(1)(3)............      20,586       *
           Gary D. Walther(1)(4)...........      66,327       *
           All directors and executive
             officers as a group
             (11 persons)(1)...............     652,579     5.9
-----------
  * Less than 1%

(1)Includes shares issuable upon exercise of stock options exercisable within 60 days as follows: Mr. Adkerson-10,900; Mr. Armstrong-8,100; Mr. Lowrey-8,500; Mr. Story-8,100; Mr. Young-76,320; Mr.Bucaro-13,080; Mr. Hutchins-59,593; Mr.
   Kyle-17,220; Mr. Walther-64,553; and all directors and executive officers as a group-287,026.

(2)Mr. Young disclaims ownership of 1,250 of these shares, which are owned by his adult son.

(3)Mr. Kyle disclaims ownership of 25 of these shares, which are owned by his adult son.

(4)Mr. Walther is custodian of 1,774 of these shares for his daughter and his son under the Texas Uniform Gift to Minors Act.

                     INFORMATION ABOUT EXECUTIVE OFFICERS


EXECUTIVE OFFICERS

   The following table sets forth certain information about the executive officers of the Company:

                      NAME          AGE            POSITION

   T. Michael Young..............   52    Director, Chairman of the Board,
                                           President and Chief Executive
                                           Officer
   Daniel T. Bucaro..............   36    Vice President--Merchandising
   Edward P. Fabritiis...........   52    Vice President--Human Resources
   K. Grant Hutchins.............   54    Vice President, General Counsel and
                                           Secretary
   Conley P. Kyle................   46    Vice President--Store Operations
   Gary D. Walther...............   41    Vice President--Finance, Chief
                                          Financial Officer and Treasurer

   T. MICHAEL YOUNG--see "ELECTION OF DIRECTORS" above.

   DANIEL T. BUCARO was elected Vice President--Merchandising in May 1996. He joined Hi/LO in August 1994 as Commercial Sales and Marketing Manager. Before joining Hi/LO he had over ten years of service with Goodyear Tire and Rubber Company, most recently as Manager of Associate Brands.

   EDWARD P. FABRITIIS joined Hi/LO in July 1991 as Manager--Human Resources and was elected Vice President--Human Resources in May 1993.

   K. GRANT HUTCHINS joined the Company in September 1990 as Vice President, General Counsel and Secretary.

   CONLEY P. KYLE joined Hi/LO in May 1991 as Retail Sales Manager. He was promoted to Division Manager in January 1993 and was elected Vice
President--Store Operations in August 1995.

   GARY D. WALTHER joined the Company in October 1990 as Vice
President--Finance, Chief Financial Officer and Treasurer.

   The Company's executive officers are elected annually and serve at the discretion of the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

   The table below sets forth the compensation paid or accrued for services rendered in all capacities to the Company during the last three fiscal years to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers (the "Named Executives") who earned more than $100,000 in salary and bonus compensation in 1996.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                             ------------------------------     ------------------------------
                                                                                      AWARDS          PAYOUT
                                                                                -------------------   --------
                                                                                RESTRICTED                           ALL OTHER
                                                                                  STOCK     OPTIONS     LTP        COMPENSATION
       NAME AND PRINCIPAL POSITION            YEAR    SALARY($)(1) BONUS($)       AWARDS($)   (#)     PAYOUTS($)      ($)(2)
-------------------------------------------   ----     -------     -------        ------     ------     -----          -----
T. Michael Young, Chairman of .............   1996     316,300           0          --         --        --            1,750
    the Board, President and Chief ........   1995     316,300           0          --       55,400      --            3,855
    Executive Officer .....................   1994     295,342     147,671          --       39,200      --            4,657

Daniel T. Bucaro, Vice ....................   1996     102,788      10,944(4)       --       10,000      --            1,497
    President--Merchandising(3)

K. Grant Hutchins, Vice President, ........   1996     148,500           0          --         --        --            2,264
    General Counsel and Secretary .........   1995     148,500           0          --       22,300      --            3,813
                                              1994     138,708      69,354          --       15,800      --            3,792

Conley P. Kyle, Vice President- ...........   1996     120,000       3,885(6)       --         --        --            1,265
    Store Operations(5)

Gary D. Walther, Vice President-- .........   1996     146,000           0          --         --        --            2,228
    Finance, Chief Financial Officer ......   1995     146,000           0          --       21,900      --            3,741
    and Treasurer .........................   1994     134,125      67,063          --       15,200      --            3,656

(1) Includes portion of salary deferred under the Company's Profit Sharing Plan.

(2) Represents the aggregate value of the Company's contributions during each year under the Company's Profit Sharing Plan.

(3) Mr. Bucaro was elected Vice President-Merchandising on May 14, 1996.

(4) Performance bonus paid to Mr. Bucaro in March 1996.

(5) Mr. Kyle was elected Vice President-Store Operations on August 16, 1995.

(6) Cash bonus for winning special achievement award.

   The following table contains information concerning the grant of a stock option under the Company's 1990 Stock Option Plan to Mr. Daniel T. Bucaro, who is the only Named Executive to receive a stock option grant in 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS                                                     POTENTIAL REALIZABLE
                     ------------------------------------------------------------------                VALUE AT ASSUMED
                                       % OF TOTAL OPTIONS       EXERCISE                              ANNUAL RATE OF STOCK
                                      GRANTED TO EMPLOYEES        PRICE                              PRICE APPRECIATION FOR
                       OPTIONS              IN FISCAL              PER      EXPIRATION                   OPTION TERM(2)
         NAME        GRANTED(1)                YEAR               SHARE        DATE                  5%               10%
-----------------    ----------     -------------------------   ---------   -----------          ----------        ------
Daniel T. Bucaro       10,000                 16.0%              $5.4375     11/14/01              $16,758           $37,575

(1) The options were granted on May 14, 1996, and expire 5 1/2 years from the date of grant.

(2) The potential realizable value reflects price appreciation above the stock option exercise price of $5.4375 per share. On March 21, 1997, the closing per share price of the Company's stock on the New York Stock Exchange was $3.375.

   The table below sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at year end held by the Named Executives.

                    AGGREGATED OPTION EXERCISES DURING 1996
                         AND OPTION VALUES AT YEAR END

                                                                            NUMBER OF
                                                                           SECURITIES                     VALUE OF
                                                                           UNDERLYING                    UNEXERCISED
                                                                           UNEXERCISED                  IN-THE-MONEY
                                                                           OPTIONS AT                    OPTIONS AT
                                                                           YEAR END(#)                 YEAR END($)(*)
                             SHARES
                           ACQUIRED ON                VALUE               EXERCISABLE/                  EXERCISABLE/
                          EXERCISE (#)            REALIZED ($)            UNEXERCISABLE                 UNEXERCISABLE
                        -----------------       -----------------    ----------------------         -----------------
T. Michael Young               --                      --               63,920 /     53,480                0 /   0
Daniel T. Bucaro               --                      --               11,080 /     16,620                0 /   0
K. Grant Hutchins              --                      --               54,293 /     21,840                0 /   0
Conley P. Kyle                 --                      --               15,720 /     13,280                0 /   0
Gary D. Walther                --                      --               59,453 /     21,280                0 /   0

* Based on the difference between the closing sale price of the Common Stock of $2.50 on December 31, 1996 (the last trading day of 1996), and the exercise price.

   The Company's 1990 Stock Option Plan provides that, upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash in accordance with the Stock Option Plan, adjust the outstanding options as appropriate to reflect such change of control, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The Stock Option Plan provides that a change of control occurs if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding Common Stock or, if after certain enumerated transactions, the persons who were directors before such transaction cease to constitute a majority of the Board of Directors.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

   The Company has entered into Change of Control Employment Agreements with each of its executive officers, including Messrs. Young, Bucaro, Hutchins, Kyle and Walther, which provide that from and after a "Change of Control" (as defined therein) until the second anniversary of the effective date of the Change of Control, if (i) Hi/LO terminates employment of the executive officer for any reason other than for "Cause" (as defined therein), death or disability, (ii) the executive officer terminates employment for "Good Reason" (as defined therein), or (iii) the executive officer terminates employment after the first anniversary for any reason or no reason, such executive officer will be entitled to a payment equal to two years' base salary (two and one-half years' base salary, in the case of Mr. Young), continued health coverage for one year from the date of termination or through the end of the second anniversary of the Effective Date of the Change of Control, whichever is longer, and the extension of certain rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The Change of Control Employment Agreements also provide that for a two-year period following termination of employment of the executive officer, the executive officer (x) will not act in any manner or capacity in or for any business entity that competes with the Company, (y) will not divulge any confidential information of the Company to a third party, and
(z) will not solicit or hire away any person who was an employee of the Company on the Effective Date of the Change of Control. For purposes of the Change of Control Employeement Agreements, a Change of Control occurs if (i) Hi/LO is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Hi/LO), (ii) Hi/LO sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Hi/LO), (iii) Hi/LO is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Saratoga Partners, L.P., Dillon, Read & Co. Inc., or any of their respective affiliates) acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of capital stock of Hi/LO, or (v) as a result of or in connection with any cash tender or exchange offer, merger or other business combination, sales of assets or a contested election for the Board of Directors, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Hi/LO before such Transaction cease to constitute a majority of the Board.

   The Company and Dirk A. Hoyt entered into a Consulting and Severance Agreement on February 28, 1996, when Mr. Hoyt resigned as an executive officer of the Company, which provides that Mr. Hoyt would render consultant services to the Company, at such times as are mutually agreeable, in consideration for (a) an initial payment to Mr. Hoyt of $15,000, (b) the payment to Mr. Hoyt of a semi-monthly consulting fee of $7,558 during the Consultation Period (as defined in the agreement), (c) continued participation in the Company's group insurance plans during the Consultation Period, and (d) continuation of the stock options previously granted to Mr. Hoyt until 90 days after expiration of the Consultation Period. The Consultation Period expired on February 28, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is responsible for establishing the Company's compensation philosophy for executive officers, approving and administering the Company's incentive and benefit plans, monitoring the performance and compensation of executive officers and other key employees, and setting compensation and making awards under the Company's incentive plans that are consistent with the Company's compensation philosophy and the performance of the Company and its executive officers. Total compensation for the Company's Chief Executive Officer is based upon the same factors and determined in the same manner as the Company's other executive officers.

   The Company's executive compensation program consists of three principal elements: (1) base salary, (2) the Company's Incentive Cash Bonus Plan, which provides for cash bonuses based on overall Company performance, as well as individual performance, and (3) the Company's Stock Option Plan, which provides long-term incentives that are intended to align the interests of executive officers with those of stockholders. The Incentive Cash Bonus Plan and the Stock Option Plan constitute the performance-based portion of total compensation.

   BASE SALARY: Historically, the Compensation Committee has established base salary levels of the Chief Executive Officer and other executive officers after review of published executive compensation salary survey data of other companies having annual sales or revenues similar in size to the Company, with particular emphasis given to those engaged in retail or headquartered in the same geographic area as the Company. By reviewing such salary survey data, the Compensation Committee has tried to ensure that the base salaries established by the Compensation Committee are generally within the middle range of base salaries paid by those companies included in the salary survey for equivalent executive positions. The base salary established for each executive officer also takes into account the executive's particular experience and level of responsibility. Base salaries of the executive officers are reviewed annually, with adjustments made based on the salary data reviewed, increases in the cost of living, job performance of the executive officer, the expansion of duties and responsibilities, if any, of the executive officer, and the Company's financial performance. In view of the Company's financial results in 1995 and anticipated results in 1996, no salary increases were awarded to the Chief Executive Officer and the other Named Executives in 1996, except with respect to Mr. Bucaro, who received a salary increase at the time he was elected Vice President-Merchandising in May 1996.

   INCENTIVE CASH BONUSES: The Incentive Cash Bonus Plan was established in 1989 by the Board of Directors to enable executive officers and other key employees of the Company to earn annual cash bonuses, based upon the Company attaining earnings targets for the particular year as established by the Compensation Committee. Both a minimum target necessary to be achieved before any bonus is paid, and a maximum target necessary to be achieved for a maximum bonus award, are established after review and consideration of the Company's Business Plan for the particular year.

   Prior to 1996, each year the Compensation Committee established a performance target, with earnings per share used as the basis of measurement for the performance target. If the performance target was met, there was an incentive opportunity at the executive officer level of 50% of base salary. A maximum bonus at the executive officer level of up to 80% of base salary was available if earnings performance exceeded the performance target by a certain percentage, and the potential for a lesser bonus if earnings performance did not meet the performance target but came within a certain percentage of that target. Those percentage levels were established each year by the Compensation Committee. Due to anticipated financial results of the Company for 1996, no performance targets were established under the Incentive Cash Bonus Plan for 1996 for executive officers, and no incentive cash bonuses were paid under the Incentive Cash Bonus Plan to executive officers for 1996.

   STOCK OPTIONS: The long-term incentive portion of the Company's executive compensation program is administered through the Company's Stock Option Plan, established in 1990 by the Board of Directors to provide a means by which certain employees of the Company, including executive officers, could develop an economic interest in the financial success of the Company through ownership in the Company's Common Stock. The exercise price of each option granted under the Stock Option Plan is equal to the fair market value of the shares subject to the option on the date of the option grant. Appreciation in value of the stock option is entirely dependent on the market performance of the Company's Common Stock. In December 1992, the Compensation Committee made the determination that, commencing in 1993, stock option grants would be awarded annually to the Chief Executive Officer, other executive officers, and other key employees, in order to ensure that the Company's long-term incentives better matched the Company's long-term results and to enhance recipients' desire to remain with the Company and devote their best efforts to its business. The Compensation Committee has adopted option grant guidelines, which provide that the number of option shares to be awarded each year are to be determined by dividing the market price of the Company's Common Stock at the time of grant into a percentage of the optionee's annualized base salary, as adjusted for the job performance of the optionee. The guidelines, which were adopted in 1993, are based on the recommendations of the compensation and employee benefits consulting firm of William M. Mercer, Incorporated, which was engaged by the Compensation Committee in 1993 to review the Company's executive compensation program and to advise the Compensation Committee on whether any changes were needed to ensure that the Company's executive compensation program remained competitive and appropriately related executive compensation to the Company's performance.

   The percent of salary guidelines adopted by the Compensation Committee are 140% of base salary for the Chief Executive Officer, 120% of base salary for other executive officers, 70% of base salary for non-officer senior management, and 40% of base salary for other key employees. The Compensation Committee has retained the flexibility to make adjustments upward by as much as one-half of the guideline and downward to zero, depending on individual job performance.

   In 1996, no stock options were granted to executive officers of the Company other than options for 10,000 shares granted to Mr. Bucaro, at the time he was elected Vice President-Merchandising. See "Compensation of Executive Officers-Option Grants in Last Fiscal Year." On April 1, 1997, stock options were granted at an exercise price of $3.4375 per share to each of the Named Executives as follows: Mr. Young-50,000; Mr. Bucaro-40,000; Mr. Hutchins-30,000; Mr. Kyle-40,000; and Mr. Walther-30,000.

   OTHER MATTERS: The Omnibus Budget Reconciliation Act of 1993 (the "Act") imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its five most highly compensated officers. None of the Company's executive officers currently receives compensation exceeding the limits imposed by the Act. While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Act or applicable tax regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation, while maintaining the Company's executive compensation program as described in this report.

                                             COMPENSATION COMMITTEE

                                             Charles P. Durkin, Jr. (Chairman)
                                             Richard Q. Armstrong
                                             Edward T. Story, Jr.

                        COMPARATIVE STOCK PERFORMANCE

   The Performance Graph shown below compares the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones OTS-Other Specialty Retailers Industry Group. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the periods shown in the Performance Graph assumes that $100 was invested on January 1, 1992, in each of Hi/LO, the Standard & Poor's 500 Index and the Dow Jones OTS-Other Specialty Retailers Industry Group.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                    1992      1993      1994      1995      1996
                                     ---       ---       ---       ---       ---
HILO AUTOMOTIVE ..............       149        72        72        38        18
S & P 500 INDEX ..............       108       119       120       165       203
PEER GROUP INDEX .............       128       141       131       132       149

                STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

   STOCKHOLDERS MAY PROPOSE MATTERS TO BE PRESENTED AT STOCKHOLDERS' MEETINGS AND MAY ALSO NOMINATE PERSONS TO BE DIRECTORS, SUBJECT TO THE FORMAL PROCEDURES THAT HAVE BEEN ESTABLISHED.

PROPOSALS FOR 1998 ANNUAL MEETING

   Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 and included in the Company's proxy statement and form of proxy relating to that meeting, must be received by the Company, addressed to K. Grant Hutchins, Vice President and Secretary, 2575 West Bellfort, Houston, Texas 77054, no later than December 9, 1997. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.

   In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before any annual meeting of stockholders, it must be either
(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of the Company who is a stockholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting, and who complies with the following notice procedures. For business to be brought before an annual meeting by a stockholder of the Company, the stockholder must have given timely notice in writing of the business to be brought before such annual meeting to the Secretary of the Company. TO BE TIMELY FOR THE 1998 ANNUAL MEETING, A STOCKHOLDER'S NOTICE MUST BE DELIVERED TO OR MAILED AND RECEIVED AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 2575 WEST BELLFORT, HOUSTON, TEXAS 77054, ON OR BEFORE FEBRUARY 18, 1998. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and the number of shares of voting stock of the Company which are owned beneficially by the stockholder, (d) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and (e) a description of any material interest of the stockholder in such business. A stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1998 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

   Pursuant to the Company's bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of stockholders only (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who is a stockholder of record at the time of giving of the required notice described below, who shall be entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. TO BE TIMELY, A STOCKHOLDER'S NOTICE SHALL BE DELIVERED TO OR MAILED AND RECEIVED AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 2575 WEST BELLFORT, HOUSTON, TEXAS 77054,
(I) WITH RESPECT TO AN ELECTION TO BE HELD AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS ON OR BEFORE FEBRUARY 18, 1998, AND (II) WITH RESPECT TO ANY ELECTION TO BE HELD AT A SPECIAL MEETING OF STOCKHOLDERS, NOT LATER THAN THE CLOSE OF BUSINESS ON THE 10TH DAY FOLLOWING THE DAY ON WHICH NOTICE OF THE DATE OF THE SPECIAL MEETING WAS MAILED OR PUBLIC DISCLOSURE OF THE DATE OF THE MEETING WAS MADE, WHICHEVER FIRST OCCURS. A stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice
(i) the name and address, as they appear on the Company's books, of such stockholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. In the event a person who is validly designated as a nominee to the Board shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee. A stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

                                  COMPLIANCE

   The Company believes that, during 1996, its directors and officers complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Arthur Andersen LLP, independent public accountants, have been the principal independent auditors for the Company since October 1987. The Company expects that they will continue as the Company's principal independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

                                    GENERAL

   Except for stockholder proposals omitted pursuant to the rules of the Securities and Exchange Commission, the Board of Directors knows of no other matters to be brought before the Annual Meeting. Should any matters not described in this Proxy Statement properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

   The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, telegram or otherwise. Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their expenses. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies either in person or by mail, telephone or telegram, at an estimated cost of $10,000, plus expenses.

                          ANNUAL REPORT AND FORM 10-K

   The Company's Annual Report to Stockholders containing audited financial statements for the year ended December 31, 1996, is being mailed herewith.

   A copy of the 1996 Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Hi-Lo Automotive, Inc., 2575 West Bellfort, Houston, Texas 77054, Attention:
Investor Relations.

                                          By order of the Board of Directors


                                          /s/ K. Grant Hutchins

                                          K. Grant Hutchins, Secretary

                             HI-LO AUTOMOTIVE, INC.
         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, MAY 20, 1997 THIS
           PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints T. Michael Young, K. Grant Hutchins, Gary D. Walther, and each of them, attorneys and proxies, with full power of substitution, to vote as proxy all the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of Hi-Lo Automotive, Inc. (the "Company") to be held at the Sheraton Astrodome Hotel, 8686 Kirby Drive, Houston, Texas, at 9:00 A.M., Houston time, on Tuesday, May 20, 1997, and at any adjournment(s) thereof, in accordance with the instructions below, and with discretionary authority with respect to such other matters as may properly come before said meeting or any adjournment(s) thereof. Receipt of notice of the meeting and proxy statement dated April 8, 1997, is hereby acknowledged.

   The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

1.  ELECTION OF DIRECTORS  NOMINEES:  RICHARD C. ADKERSON, RICHARD Q. ARMSTRONG,
                                      CHARLES P. DURKIN, JR., E. JAMES LOWREY,
                                      EDWARD T. STORY, JR., T. MICHAEL YOUNG
[ ]FOR all nominees listed
   to the right                     (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE
   (except as marked to             FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
   contrary)                        NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

                                   ---------------------------------------------

[ ]WITHHOLD
   AUTHORITY
   to vote for all nominees
   listed to the right

This proxy is solicited by the Board of Directors and will be voted in accordance with the stockholder's specifications hereon. In the absence of such specifications, the proxy will be voted FOR each nominee for director listed.

Dated ______________ , 1997        ______________________________
                                    Signature of Stockholders(s)*

*Please sign exactly as name appears on this proxy. Joint owners each should sign. If held by a corporation or partnership, please sign in the full corporate or partnership name, by an authorized corporate officer or, if a partnership, by an authorized person. When signing as an authorized officer or person, attorney, trustee, administrator, executor, etc., please indicate your full title as such.

            PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY.
                         PLEASE DO NOT FOLD THIS PROXY.